UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2011

Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(443) 263-2900

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2011, MuniMae TEI Holdings, LLC (the "Purchaser"), a subsidiary of Municipal Mortgage & Equity, LLC (the "Company"), entered into a junior subordinated securities purchase agreement (the "Purchase Agreement") with the holders of junior subordinated securities due May 3, 2034 (the "Securities") issued by MMA Financial Holdings, Inc. ("MFH"), another subsidiary of the Company, under a junior subordinated indenture (the “Indenture”) dated as of July 31, 2009 between MFH and Wilmington Trust Company, as Trustee.

Also on December 30, 2011, MFH obtained the consent (the “Consent”) of the holders of the Securities to a proposed supplemental indenture to the Indenture.

Under the terms of the Purchase Agreement and the Consent, the Purchaser has agreed to purchase from the holders of the Securities, and the holders have agreed to sell to the Purchaser $20,000,000 of the $58,420,000 in Securities outstanding under the Indenture for a cash purchase price of $5,000,000.  The holders have further agreed to an amendment to the Indenture which will extend the period during which interest is payable on the Securities at the reduced rate of 0.75% per annum so that it extends to February 2014 rather than the current date in February 2012, which significantly reduces the Company’s cash outflows over the next two years.  An amount equal to the interest foregone as a result of this extension will be added to the principal amount of Securities outstanding.

For financial reporting purposes, the transaction will have the following effects.  On the settlement date, the Company will reduce the carrying value of its debt by the amount of cash paid to the Securities’ holders.  The remaining $15,000,000 reduction in principal resulting from the discounted purchase, as well as the $6,723,500 increase in principal resulting from the foregone interest will be recognized over the remaining life of the Securities consistent with troubled debt restructurings.  This will result in an $8,276,500 increase in common shareholder equity over the remaining life of the Securities. In addition, because the reduction in principal from the purchase exceeds the increase to principal from the foregone interest, the Company will accrue and pay significantly less interest expense over the remaining life of the Securities.

After the interest payment date in February 2014, the interest rate on the Securities will reset to a rate of 9.5% per annum until May 5, 2014 and (ii) after May 5, 2014 a rate, determined on each interest payment date for the period ending on the next interest payment date, which is equal to the greater of (a) 9.5% per annum or (b) the rate per annum which is equal to 6.00% plus the U.S. Treasury Rate.

The Securities will remain guaranteed by the Company as before.

It is anticipated that the purchase and sale and the entry into the supplemental indenture described above will settle prior to January 31, 2012.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Exchange Act.  Forward-looking statements often include words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “would,” “could” and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management’s expectations at the date of this Current Report regarding future conditions, events or results.  They are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements.  There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Current Report.  These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements.  We are not undertaking to update any forward-looking statements in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

January 4, 2012	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President